Exhibit 99.1

Biography of Vincent Manship

Vincent has been an automotive technician since 1989. As an automotive technician in California, Vince earned his California Advanced Emissions Mechanic and Inspector License as well as California Brake and Lamp Installer/Adjustor License. Vince has worked as a Drivability and Electrical diagnostic Technician for General Motors and Ford/Lincoln/Mercury. Vince also has been a general technician for Honda, Isuzu, Volkswagen and Saturn. In 1999 Vincent began working as an automotive diagnostics instructor delivering high level diagnostic training. Vincent has been an instructor for Jendham, Inc./Automotive Training Group, NAPA AutoTech Training as well as Carquest Technical Institute. In addition to instructing in the aftermarket, Vincent was an instructor in Kansas at the Salina Area Technical College covering the areas of Electrical, Drivability, Steering/Suspension, Hybrid, and Light Duty Diesel technologies. In addition to instructing, Vincent spent time as the Curriculum Development Manager for Carquest Technical Institute where he was charged with developing training course material as well as managing the CTI Training customer database and developing On-Line training content. As a consultant Vincent works with progressive technical companies who have it in their missions to promote clean technologies. Companies include Automotive Research and Design as well as SaviCorp. Having been involved with SaviCorp’s DynoValve product line Vincent has gained first hand knowledge about the product through installation and testing on a variety of vehicles in the field. Vincent is a well rounded, experienced Master Technician with a broader experience background which includes all areas of Automotive Service Operations gained as shop foreman and various shop manager positions. Vincent has become a nationally known technical instructor and has been a regularly requested instructor at the annual Automotive Service Association Vision Hi-Tech Training Expo for the past 15 years.

Certifications/Licenses:

California Emission Technician

California Emission Inspector

California Brake and Lamp Installer

Society of Automotive Engineers Hybrid Vehicle Technician

Automotive Service Excellence (ASE) Certifications:

•	Master Automobile Technician
•	Advanced Vehicle Specialist
•	Light Duty Diesel Technician
•	Compressed Natural Gas Technician
•	Parts Specialist
•	Service Consultant